BDO

Tel : +852 2541 5041
Fax : +852 2815 2239
www.bdo.com.hk

電話：+852 2541 5041
傳真：+852 2815 2239
www.bdo.com.hk

25th Floor Wing On Centre
111 Connaught Road Central
Hong Kong

香港干諾道中111號
永安中心25樓

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
USA

Dear Sirs

We have been furnished with a copy of the response to Item 16F of Form 20-F for the event that occurred on October 27, 2011, to be filed by our former client, Plastec Technologies Ltd. We agree with the statements made in response to that item insofar as they relate to our Firm.

Yours faithfully

BDO Limited,
Hong Kong, November 9, 2011